FOR RELEASE:	Immediately

CONTACT:	Víctor J. Galán	Joseph R. Sandoval
	Chairman and CEO	Executive Vice President & CFO
	(787) 766-8301	(787) 756-2802

WEBSITE:	www.rgonline.com

R&G FINANCIAL REPORTS RECORD EARNINGS FOR FOURTH
QUARTER AND YEAR ENDED DECEMBER 31, 2004

     San Juan, Puerto Rico, January 24, 2005 — R&G Financial Corporation (the “Company”) (NYSE:RGF), the financial holding company of R-G Premier Bank, R-G Crown Bank, and R&G Mortgage Corp, today reported record earnings for the fourth quarter and year ended December 31, 2004.

     For the year ended December 31, 2004, net income amounted to $160.2 million, compared to $131.0 million in 2003, an improvement of 22%. For the fourth quarter of 2004, net income amounted to $43.9 million compared to $36.1 million for the fourth quarter of 2003, an increase of 22%. For the year ended December 31, 2004, consolidated earnings per diluted share were $2.81, compared to $2.25 for 2003, an increase of 25%; for the fourth quarter of 2004, consolidated earnings per diluted share were $0.78, compared to $0.63 per diluted share for the fourth quarter of 2003, an increase of 24%.

     These excellent results for the year ended December 31, 2004 were achieved notwithstanding previously reported trading losses of $18.9 million during the year on

R&G Financial Corporation

derivative instruments held by the Company, including certain derivatives held for risk management purposes.

     The Company’s return on equity during the year ended December 31, 2004 and the fourth quarter of 2004 was 24.64% and 25.46%, while its return on assets was 1.78% and 1.81%, compared to a return on equity of 23.45% and 24.52% and a return of assets of 1.80% and 1.80% during the year ended December 31, 2003 and the fourth quarter of 2003.

     For the year ended December 31, 2004, the Company’s net interest income increased by 23% to $230.9 million, due primarily to an increase in earning assets during the period, while gain on sale of loans increased 19% to $175.5 million. For the fourth quarter of 2004, the Company’s net interest income increased 8% to $57.8 million, while gain on sale of loans increased 27% to $49.6 million.

     Total loan production during the year ended December 31, 2004 was $4.8 billion; total loan production during the fourth quarter was $1.5 billion, surpassing the amount for the third quarter this year. In both the third and fourth quarter, these amounts represent new all-time records for the Company. The amount of loan production for the fourth quarter of 2004 increased 37% compared to the corresponding period in 2003 in spite of higher interest rates in the 2004 period.

     The increase in earnings during the year ended December 31, 2004 also reflects a reduction in servicing related impairment charges (included in operating expenses) of $23.6 million. The reduction stems from decreases in mortgages prepayment rates in the Company’s loan servicing portfolio during 2004.

R&G Financial Corporation

     Total assets of R-G Crown Bank increased 46% during the year 2004 to $1.9 billion, contributing $14.7 million in profits during 2004. Total banking assets of the Company increased 27% during 2004 to $9.4 billion, representing 92% of consolidated assets at December 31, 2004.

     Commenting on the significant results for the fourth quarter and year ended December 31, 2004, Mr. Víctor J. Galán, Chairman of the Board and CEO of the Company indicated:

     “We are pleased to report another strong quarter of earning and loans production. We ended 2004 with record assets of $10.2 billion, resulting from continued strong demand in residential and commercial lending both in Puerto Rico and Central Florida, as evidenced by our $1.5 billion record loan production during the fourth quarter of 2004. One month from now, we expect to close the transaction with Wachovia Corporation in which we will obtain 18 additional branches in the states of Florida and Georgia. This transaction will strengthen our presence in Central Florida and expand our territory into very important markets for R&G in the future, as we continue our expansion in the Continental United States. Coupled with continued strong loan demand in Puerto Rico as well as other initiatives, we anticipate strong loan production through 2005, and remain optimistic about our future performance.”

     R&G Financial, currently in its 33rd year of operations, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly-owned subsidiaries: R-G Premier Bank of Puerto Rico, one of Puerto Rico’s rapidly growing commercial banks, R-G Crown Bank, the Company’s Florida federal

R&G Financial Corporation

savings bank with branches in the Orlando and Tampa/St. Petersburg Florida markets, R&G Mortgage Corp., Puerto Rico’s second largest mortgage banker, Mortgage Store of Puerto Rico, Inc., a subsidiary of R&G Mortgage, Continental Capital Corporation, R-G Crown’s New York and North Carolina based mortgage banking subsidiary, Home and Property Insurance Corporation, its Puerto Rico insurance agency, and R-G Investments Corporation, its Puerto Rico broker-dealer. As of December 31, 2004 the Company, with total assets of $10.2 billion, operated 33 bank branches in Puerto Rico, 15 bank branches in the Orlando and Tampa/St. Petersburg Florida markets, 5 mortgage and 6 commercial lending offices in the United States, and 56 mortgage offices in Puerto Rico, including 27 facilities located with R-G Premier’s branches.

“SAFE HARBOR” STATEMENT UNDER THE PRIVACY SECURITIES LITIGATION REFORM ACT OF 1995

     Statements made in this Press Release that relate to future events are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and R&G Financial assumes no obligation to update this information. Because actual results may differ materially from expectation, R&G Financial cautions readers not to place undue reliance on these statements. For a detailed discussion of the important factors affecting R&G Financial, please see the Company’s Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended September 30, 2004 filed with the Securities and Exchange Commission.

R&G Financial Corporation

	At	At	At
	December 31,	September 30,	December 31,
	2004	2004	2003
	(Dollars in Thousands, except for per share data)

SELECTED BALANCE SHEET DATA	(Unaudited)
Total assets	$10,198,602	$9,188,847	$8,198,880
Loans receivable, net	5,191,455	4,827,955	4,048,507
Mortgage loans held for sale	259,219	240,963	315,691
Mortgage-backed and investment securities held for trading	104,553	40,263	38,355
Mortgage-backed and investment securities available for sale	3,649,444	3,098,637	2,977,580
FHLB Stock	116,486	94,408	100,461
Mortgage-backed and investment securities held to maturity	77,983	80,723	78,200
Servicing asset	117,704	118,569	119,610
Cash and cash equivalents	329,848	326,045	234,318
Deposits	4,238,863	4,143,938	3,555,764
Securities sold under agreements to repurchase	2,994,658	2,539,620	2,220,795
Notes payable	100,217	98,800	192,259
Other borrowings	1,736,646	1,390,828	1,308,270
Stockholders’ equity	855,513	825,753	750,353
Common stockholders’ equity	642,513	612,753	537,353
Total # of common shares outstanding	51,131,704	51,120,774	51,066,299
Common stockholders’ equity per share	$12.57	$11.99	$10.52
Servicing portfolio	11,404,303	11,115,070	10,942,821
Book value of servicing portfolio	1.03%	1.07%	1.09%
Allowance for loan losses (ALL)	51,877	49,209	39,615
Non-performing loans (NPL’s)	108,302	101,046	85,414
NPL’s/Total loans	1.91%	1.93%	1.98%
All/Total loans	0.91%	0.94%	0.92%
All/Total Non-performing loans	47.90%	48.70%	46.38%

R&G Financial Corporation

	For the three months ended		For the year		Three months
	December 31,		Ended December 31,		Ended Sept. 30
	(Unaudited)		(Unaudited)		(Unaudited)
	2004	2003	2004	2003	2004
	(Dollars in Thousands, except for per share data)
SELECTED INCOME STATEMENT DATA
REVENUES:
Net interest income	$57,840	$53,450	$230,931	$187,983	$61,371
Provision for loan losses	(6,395)	(5,600)	(25,395)	(18,556)	(6,265)
Net interest income after provision for loan losses	51,445	47,850	205,536	169,427	55,106
Net gain on sale of loans	49,640	39,115	175,465	147,107	48,614
Trading gains (losses)	4,317	(246)	(18,903)	(1,099)	(23,014)
Gain (loss) on securities available for sale	149	54	(3,061)	885	(3,280)
Servicing income	9,391	9,177	37,099	48,166	8,602
Other fee income	11,742	7,851	37,154	28,741	8,404
Total revenues	126,684	103,801	433,290	393,227	94,432
OPERATING EXPENSES:
Employee compensation and benefits	22,684	18,555	76,309	63,585	18,086
Office occupancy and equipment	8,158	6,496	28,780	24,761	7,336
Impairment charges on servicing asset	6,247	5,577	14,058	37,690	1,868
Other administrative and general	33,031	26,022	102,496	93,796	19,028
Total expenses	70,120	56,650	221,643	219,832	46,318
Income before income taxes	56,564	47,151	211,647	173,395	48,114
Income taxes	(12,652)	(11,011)	(51,433)	(42,372)	(11,099)
Net income	$43,912	$36,140	$160,214	$131,023	$37,015
Less: Preferred stock dividends	(3,971)	(3,971)	(15,884)	(15,884)	(3,971)
Net income available to common stockholders	39,941	32,169	144,330	115,139	33,044
Net income per common share — Basic	$0.78	$0.63	$2.82	$2.26	$0.65
Net income per common share — Diluted	$0.78	$0.63	$2.81	$2.25	$0.64
Average shares outstanding — Basic	51,130,860	51,065,979	51,107,275	51,057,651	51,107,120
Average shares outstanding — Diluted	51,377,900	51,291,429	51,364,805	51,281,379	51,377,508
Return on common equity	25.46%	24.52%	24.64%	23.45%	22.41%
Return on assets	1.81%	1.80%	1.78%	1.80%	1.63%
Total Loan Production	$1,475,049	$1,079,976	$4,834,805	$4,464,099	$1,293,138